Exhibit 10.18

TERMINATION OF MANAGEMENT AND
CONSULTING SERVICES AGREEMENT

This Termination of Management and Consulting Services Agreement (“Agreement”) is dated as of June 3, 2005 between MWI Veterinary Supply Co., an Idaho corporation (the “Company), Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company (the “Consultant”), and Agri Beef Co., an Idaho corporation (“Agri Beef”).

Recitals

A.            The Company, the Consultant and Agri Beef are parties to a Management and Consulting Services Agreement, dated as of June 18, 2002 (the “Management Agreement”), pursuant to which the Consultant provides certain management, consulting and financial planning services to the Company.  In consideration for such services, the Consultant and Agri Beef receive from the Company an annual management fee determined in accordance with the terms of the Management Agreement.  Capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Management Agreement.

B.            The parent of the Company, MWI Veterinary Supply, Inc., a Delaware corporation (the “Parent”), has filed a registration statement on Form S-1 (Registration No. 333-124264) (the “Registration Statement”) to register with the Securities and Exchange Commission (the “SEC”) shares of common stock in connection with an underwritten initial public offering.

C.            In connection with the initial public offering, the parties have determined that it is in the best interests of the Parent and the Company to terminate the Management Agreement in exchange for the fee set forth herein.

Agreement

1.             Termination; Release.  The parties agree that as consideration for the payment referred to in Section 2 hereof, the Management Agreement will terminate effective immediately prior to the time the Registration Statement is declared effective by the SEC (the “Termination Date”).  Each of the parties also hereby agrees to release the others from any obligations or claim, whether known or unknown, under the Management Agreement effective upon the Termination Date; provided, however, that the obligation of the Company to indemnify the Consultant against any Losses arising out of the Management Agreement shall survive the termination of the Management Agreement.

2.             Consideration.  As consideration for the termination of the obligation of the Company to pay the Management Fee pursuant to the Management Agreement, the Company agrees to pay the Consultant $1,600,000 and Agri Beef $400,000, (in the aggregate, the “Termination Fee”).  The Termination Fee shall be payable within 15 days of the Termination Date.

3.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon one instrument.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MWI Veterinary Supply Co.

By:	/s/ James F. Cleary, Jr.
James F. Cleary, Jr.
President and Chief Executive Officer

Bruckmann, Rosser, Sherrill & Co., L.L.C.

By:	/s/ Bruce C. Bruckmann
Bruce C. Bruckmann
Managing Director

Agri Beef Co.

By:	/s/ Robert N. Rebholtz, Jr.
Robert N. Rebholtz, Jr.
President and Chief Executive Officer